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                                                                               Exhibit 99(b)

                          Entergy Gulf States, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                        Twelve Months Ended
                                                                                                      June 30,
                                                     1997      1998      1999       2000      2001      2002
Fixed charges, as defined:
  Total Interest charges                            $180,073  $178,220  $153,034   $158,949  $174,368  $159,261
  Interest applicable to rentals                      15,747    16,927    16,451     18,307    18,520    17,972
                                                    -----------------------------------------------------------
Total fixed charges, as defined                      195,820   195,147   169,485    177,256   192,888   177,233

Preferred dividends, as defined (a)                   30,028    32,031    29,355     15,742    13,017    12,987
                                                    -----------------------------------------------------------

Combined fixed charges and preferred dividends, as  $225,848  $227,178  $198,840   $192,998  $205,905  $190,220
defined                                             ===========================================================

Earnings as defined:

Income (loss) from continuing operations before
  extraordinary items and the cumulative effect
  of accounting changes                              $59,976   $46,393  $125,000   $180,343  $179,444  $162,290
  Add:
    Income Taxes                                      22,402    31,773    75,165    103,603    82,038    78,372
    Fixed charges as above                           195,820   195,147   169,485    177,256   192,888   177,233
                                                    -----------------------------------------------------------

Total earnings, as defined (b)                      $278,198  $273,313  $369,650   $461,202  $454,370  $417,895
                                                    ===========================================================
Ratio of earnings to fixed charges, as defined          1.42      1.40      2.18       2.60      2.36      2.36
                                                    ===========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                        1.23      1.20      1.86       2.39      2.21      2.20
                                                    ===========================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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